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                                                                    EXHIBIT 12.1

                    WORLD COLOR PRESS, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

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                                                                 FISCAL YEAR                            SIX MONTHS
                                            -----------------------------------------------------  --------------------
                                              1992       1993       1994       1995       1996       1996       1997
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes,
 extraordinary charge and cumulative
 effect of changes in accounting
 methods..................................  $  (5,391) $ (83,094) $  39,556  $  16,461  $  80,794  $  19,992  $  23,247
Interest and debt issuance cost, net......     19,820     25,080     23,825     37,897     58,417     22,308     40,268
Portion of operating lease rentals deemed
 to be interest...........................      9,874      7,063      9,274      8,466      9,619      4,405      5,496
Amortization of interest previously
 capitalized..............................        972      1,056      1,163      1,314      1,335        667        595
  Income (loss) available to cover fixed
    charges...............................  $  25,275  $ (49,895) $  73,818  $  64,138  $ 150,165  $  47,372  $  69,606
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed charges:
  Interest expense and debt issuance cost,
    net...................................  $  19,820  $  25,080  $  23,825  $  37,897  $  58,417  $  22,308  $  40,268
  Portion of operating lease rentals
    deemed to be interest.................      9,874      7,063      9,274      8,466      9,619      4,405      5,496
  Capitalized interest....................         65        976      1,276      1,810        252        153        357
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total fixed charges...................  $  29,759  $  33,119  $  34,375  $  48,173  $  68,288  $  26,866  $  46,121
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges........     --         --            2.1        1.3        2.2        1.8        1.5
Deficiency of earnings available to cover
 fixed charges............................  $  (4,484) $ (83,014)
                                            ---------  ---------
                                            ---------  ---------
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